Exhibit 5.1

LAW OFFICES OF Keller Rohrback P.L.C.	SUITE 1400 NATIONAL BANK PLAZA 3101 N. CENTRAL AVENUE PHOENIX, ARIZONA 85012-2600 TELEPHONE (602) 248-0088 FACSIMILE (602) 248-2822 ATTORNEYS AT LAW

November 15, 2007

Board of Directors
IsoRay, Inc.
350 Hills Street, Suite 106
Richland, WA 99354

Re:	Registration Statement on Form SB-2

Gentlemen:

In connection with the registration by IsoRay, Inc. (the “Company”), on Form SB-2, as amended, File No. 333-129646 (the “Registration Statement”), providing registration under the Securities Act of 1933, as amended, of not to exceed 4,637,100 shares of common stock including shares issuable upon conversion of preferred stock and exercise of warrants and options, in each case to be offered and sold by the selling shareholders named in the Registration Statement (the “Selling Shareholders”), we are furnishing the following opinion as counsel to the Company.

We have examined such corporate records, questionnaires of officers and directors of the Company, certificates of public officials and other documents and records as we have considered necessary or proper for the purpose of this opinion. In rendering our opinion, in addition to the assumptions that are customary in opinion of this kind, we have assumed the genuineness of signatures on the documents examined, the conformity to authentic original documents of all documents submitted as copies, and that the Company will have sufficient authorized and unissued shares of common stock available with respect to any shares issued pursuant to exercise of options or warrants or upon conversion of preferred stock after the date of this letter. We have not verified any of these assumptions.

We assume for purposes of this opinion that the shares which are issuable upon exercise of the warrants referenced in the Registration Statement (as such term is defined in the Registration Statement) of the Company will be issued in compliance with the Company’s articles of incorporation, as amended and in effect as of the date hereof, and the terms and conditions of the warrants.

We are opining herein only as to the effect of the federal laws of the United States and the Minnesota Business Corporation Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or in the case of the State of Minnesota, any other laws, including without limitation, any matters of municipal law or the laws of any other local agencies within the State of Minnesota.

Exhibit 5.1

Based upon the foregoing, and having regard to legal considerations that we deem relevant, we are of the opinion that (i) the shares of common stock held and being offered by the Selling Shareholders are duly authorized, validly issued, fully paid and nonassessable, and (ii) the shares of common stock of the Company included in the Registration Statement issuable upon conversion of the preferred stock and exercise of the options and warrants, when sold in accordance with the transactions described in the Registration Statement, will be duly authorized validly issued, fully paid and nonassessable.

As counsel to the Company, we hereby consent to the reference to this firm under the caption “Legal Matters” contained in the Prospectus which is part of the Registration Statement and to the filing of this opinion as Exhibit 5 on the Registration Statement. By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or the prospectus within the meaning of the term “expert”, as used in Section 11 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

KELLER ROHRBACK, PLC

/s/ Keller Rohrback, PLC